Exhibit 99.2

FINAL TRANSCSRIPT

Conference Call Transcript

OCCF—Q3 2008 Optical Cable Earnings Conference Call

Event Date/Time: Sep. 16. 2008 / 10:00AM ET

Operator

Good morning. My name is Cheryl and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable conference call. Thank you.

It is now my pleasure to turn the call over to your host, Andrew Siegel. Sir, you may begin your conference.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Thank you and good morning. Thank you all for participating on Optical Cable’s third quarter of fiscal year 2008 conference call. By this time, everyone should have obtained a copy of the earnings press release. If you haven’t, see www.occfiber.com for a copy. On the call with us today is Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www. occfiber.com as well as today’s call.

Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin—Optical Cable Corporation—President and CEO

Thank you, Andrew, and good morning, everyone. Joining me today at Optical Cable Corporation’s offices is Tracy Smith, our Senior Vice President and Chief Financial Officer. I’d like to begin the call today with a few opening remarks. I will then have Tracy review the third quarter results for the three month and nine month periods ended July 31st, 2008 in some additional detail.

After Tracy’s remarks I will have a few remarks before we answer as many of your questions as we can. I’d like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors. Additionally, we also provide an opportunity to answer a number of questions, if any, from individual investors that are submitted prior to today’s call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—as we did for today’s call.

Optical Cable Corporation recorded significant increases in net sales and gross profit—both during the third quarter and during the nine months ended July 31st, 2008 when compared to the prior year. These net sales and gross profit increases were a result of not only the acquisition of SMP Data Communications on May 30th, but also organic growth. Our third quarter of fiscal year 2008 marks the fifth consecutive quarter of increases in both our net sales and gross profit when compared to the same period in the prior year.

During the third quarter of fiscal 2008, net sales increased 40.4% to $16.4 million when compared to the same period last year. And fiscal year-to-date, net sales increased 32.6% to $42.6 million when compared to the same period last year. The acquisition of SMP Data Communications on May 30th added about $3.3 million to net sales for the three month and nine month periods ended July 31st. Exclusive of the impact of the acquisition, the company’s net sales increased 11.7% to $13.1 million for the third quarter of fiscal year 2008, and increased 22.2% to $39.2 million for the first nine months of 2008 when compared to the same periods from last year.

Gross profit margin was 37.7% for the third quarter of fiscal year 2008 and 40.6% for the first nine months of fiscal 2008. This represents an increase in gross profit margin for the nine month period, but a decrease during the third quarter when compared to last year. Recently, our quarterly gross profit margins have ranged from 40.2% to 42.6%. Our third quarter gross profit margin reflects the fact that SMP Data Communications has historically had gross profit margin percentages lower than OCC—and that’s consistent with what we have discussed during our last earnings call.

Also impacting gross profit margin in the third quarter was the impact of accounting rules that require the finished goods inventory purchased in the acquisition to be recorded at approximate net selling price, reducing the gross profit normally realized on sales of such inventory. These inventory adjustments resulted in approximately $284,000 in additional cost of goods sold expense during the third quarter. Exclusive of the acquisition of SMP, OCC’s gross profit margin increased during the third quarter to 42%.

Optical Cable posted net income of $0.08 and $0.37 per share during the three months and nine months ended July 31st, 2008, respectively. Through the third quarter, OCC’s trailing 12 month EPS is $0.50 with a low 11.6 times PE ratio at Monday’s close price of $5.80 per share.

We are pleased with our financial performance during fiscal 2008 to date. We continue to show significant net sales growth in both our US and international markets despite weakness in the global economy. Our global growth strategy and investments are positively impacting our results as evidenced by our year-over-year increases in net sales, gross profit and net income. And we believe our strategy will positively impact our future results as well.

Since the acquisition of SMP Data Communications on May 30, 2008, we have already combined and integrated a significant portion of multiple functions of the two entities into one management structure, most notably in our sales and marketing team, but also in a number of other functions. Our combined product lines are exceptionally complementary and provide integrated cabling and connectivity solutions to our customers and end users.

And with that, I’d like to turn the call over to Tracy, our CFO, who will review some additional specifics regarding our financial results for the quarter.

Tracy Smith—Optical Cable Corporation—CFO

Thank you, Neil. As we discussed in our second quarter of fiscal year 2008 conference call, SMP Data Communications’ financial results and OCC’s financial results were consolidated for the first time during the third quarter of 2008. As expected, consolidated net sales were higher in the third quarter when compared to the same period last year, while consolidated gross profit margins were lower, as Neil just discussed.

For our third quarter of fiscal year 2008, we reported net income of $482,000, or $0.08 per basic and diluted share, compared to net income of $538,000, or $0.09 per basic and diluted share, for the same period last year. On a year-to-date basis, we reported net income of $2.2 million, or $0.37 per basic and diluted share compared to net income of $442,000, or $0.07 per basic and diluted share, for the same period last year.

Net sales increased 40.4% to $16.4 million for the third quarter of fiscal year 2008 compared to $11.7 million for the same period last year. Net sales growth during the third quarter was achieved over a broad customer base and product mix, with notable increases in both commercial and specialty markets. Exclusive of the impact of the acquisition, net sales increased 11.7% to $13.1 million for the third quarter of fiscal 2008. Net sales outside the U.S. continued to show substantial strength in the third quarter of fiscal 2008, increasing 16.9% compared to the same period last year, while net sales in the U.S. increased 9.6% compared to the same period last year, in both cases exclusive of the net sales generated by the product lines of SMP Data Communications.

Net sales increased 32.6% to $42.6 million for the first nine months of fiscal year 2008 compared to $32.1 million for the same period in fiscal 2007. Exclusive of the impact of the acquisition, net sales for the first nine months of fiscal 2008 increased 22.2% to $39.2 million from $32.1 million for the same period in fiscal 2007. On a year-to-date basis, net sales outside the U.S. increased 43.2% compared to the same period last year, while net sales in the U.S. increased 13.8% compared to the same period last year. Again, in both cases, exclusive of the net sales generated by the product lines of SMP Data Communications.

Our gross profit increased 31.8% to $6.2 million in the third quarter of fiscal 2008, up from $4.7 million in the third quarter of fiscal 2007. Gross profit margin, or gross profit as a percentage of net sales, decreased to 37.7% for the third quarter of fiscal 2008 compared to 40.2% for the third quarter of fiscal 2007. Exclusive of the impact of the acquisition, gross profit increased 16.7% to $5.5 million for the third quarter of fiscal year 2008 compared to $4.7 million for the same period last year. Gross profit margin increased to 42% in the third quarter of fiscal year 2008 from 40.2% in the third quarter of fiscal year 2007, exclusive of the impact of the acquisition. By comparison, gross profit margin for each of the prior four quarters has ranged from 40.2% to 42.6%.

Exclusive of the impact of the acquisition, gross profit margin, or gross profit as a percentage of net sales, increased to 42% for the third quarter of 2008 compared to 40.2% for the same period last year. Gross profit increased 16.7% to $5.5 million for the third quarter of fiscal 2008 compared to $4.7 million for the same period last year. For the year-to-date period, gross profit margin increased to 42.2% compared to 36.6% for the same period last year. We believe the improvement in gross profit margin during the first nine months of fiscal 2008 is due to higher sales volumes and enhanced manufacturing efficiency, including improvements resulting from the successful implementation of our ERP system at our Roanoke, Virginia facility.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, and may deviate from expectations based on both anticipated and unanticipated changes in product mix. Additionally, gross profit margins tend to be higher when we achieve higher net sales levels, as certain fixed manufacturing costs are spread over higher sales volumes.

SG&A expenses for the third quarter of fiscal 2008 increased to $5.5 million compared to $3.9 million for the comparable period last year. SG&A expenses as a percentage of net sales were 33.4% in the third quarter of 2008, compared to 33% in the third quarter of fiscal 2007. The increase in SG&A expenses during the third quarter of fiscal 2008, compared to the same period last year was primarily due to increases in employee performance-based incentives based on improved financial results during the third quarter fiscal 2008. The increase in SG&A expenses is also attributable to the impact of the acquisition of SMP Data Communications, including their operating costs, as well as increased costs related to operation integration efforts which began immediately after the completion of the merger.

As of the end of our third quarter, we had outstanding loan balances under two of our credit facilities, totaling $8.7 million, and a total of $8.26 million in availability.

And with that, I will turn the call back over to Neil.

Neil Wilkin—Optical Cable Corporation—President and CEO

Thanks, Tracy. We continue to be optimistic about Optical Cable Corporation’s performance for the remainder of the fiscal year—despite the weakness in the global economy. We recognize the economic environment continues to present challenges, and Optical Cable could be impacted by those economic realities during the remainder of the year. However, we are taking the steps we believe are necessary in order to insure our continued performance this year and future periods, as well.

And now, we are happy to answer as many questions as we can. Operator, if you could please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS). We will pause for just a moment to compile the Q&A roster. (OPERATOR INSTRUCTIONS). Your first question is coming from Russ Silvestri of Skiritai.

Russ Silvestri —Skiritai Capital—Analyst

Hi.

Neil Wilkin —Optical Cable Corporation—President and CEO

Hey, Russ how are you?

Russ Silvestri —Skiritai Capital—Analyst

I’m all right, Neil. Hey, quick question.

Neil Wilkin —Optical Cable Corporation—President and CEO

Hello? Hello?

Russ Silvestri—Skiritai Capital—Analyst

I’m here. Hello.

Neil Wilkin—Optical Cable Corporation—President and CEO

You got cut off there for a second.

Russ Silvestri—Skiritai Capital—Analyst

Okay. Can you hear me now?

Neil Wilkin—Optical Cable Corporation—President and CEO

I can. You said you had a quick question and then you got cut off.

Russ Silvestri—Skiritai Capital—Analyst

There you go. I guess I need a long question. Trying to understand, obviously the top line growth is good, and the gross margins without the acquisition looks good. But the SG&A seems a little bit out of control relative. I would have hoped to have seen a little bit more leverage. Can you tell me a little bit about what components of the SG&A we might expect to improve going forward? Or is this the model we should expect going forward?

Neil Wilkin—Optical Cable Corporation—President and CEO

We are still reviewing and looking at that. When we made the acquisition of SMP Data Communications, there were some cost synergies that were saved in the way our sales team was organized, particularly our outside sales force. But for the most part, there was not a lot of overlap between the two entities that would cause us to cut SG&A expenses.

SMP Data Communications, as you can tell from these results, was not exceptionally profitable before the acquisition, but we believe through, over time, that we will be able to improve that, as well as realize some additional synergies between the two companies, it will generate additional sales. So, I am not prepared to really say this is where SG&A expenses will be cut.

I would point out that, as you would expect with any acquisition and for the period of integration after that, there’s a number of additional expenses that are being incurred with travel and other work that needs to be done in connection with the acquisition. Some of that, of course, is capitalized in the purchase price, but there are other expenses that don’t end up getting capitalized when you take on a project like this. So, the bottom line is this: I believe that in the short term, SMP Data Communications will be slightly accretive to not accretive on the earnings per share side, but expect that, over the mid-term to long-term, to change substantially.

And as you can see, Optical Cable, excluding the effects of the acquisition, has been performing exceptionally well. And so we will continue to look at SG&A expenses, but we are doing a good job in what we need to on the sales and the gross profit side.

I’d also point out to you that the fact that we went through purchase accounting with respect to the acquisition had some effects, as well. What we end up, when you end up acquiring a company, as you probably know, you have to write up the assets to their fair market value. And that includes inventory, patents and intangibles and other things that the company normally wouldn’t have to expense. And inventory is a good example where you essentially are trying to get to a net selling price. Under GAAP, the concept is they don’t want you to essentially acquire profits. So because of that, a lot of the turnover in sales that happened in those two months after the acquisition had reduced gross profit margin, as well, and that was impacting the quarter. And the amount of that was about $284,000 in the third quarter with respect to a revaluation of finished goods inventory.

Russ Silvestri—Skiritai Capital—Analyst

The $280,000 is the direct cost then?

Neil Wilkin—Optical Cable Corporation—President and CEO

Right. In other words, when we did the acquisition we had to write up the value of SMP’s inventory to approximate net sales price. So with respect to those inventory items that turned in the second quarter, we did not really recognize — in the third quarter but in the first two months of our ownership — we didn’t recognize as much profit as we otherwise would by that amount.

Russ Silvestri—Skiritai Capital—Analyst

Okay.

Neil Wilkin—Optical Cable Corporation—President and CEO

And that’s on a before-tax basis, obviously. So there’s some things like that that have impacted the quarter. I wouldn’t expect that the type of performance of the combined entities that you saw this quarter would continue in mid- to long-term, but remember we are still going through our integration, and we’re also going through difficult economic situation although we have not been experiencing that yet.

Russ Silvestri—Skiritai Capital—Analyst

Could you break down also your commercial business versus the military?

Neil Wilkin—Optical Cable Corporation—President and CEO

Well, we haven’t broken down commercial versus military. What we have broken down is commercial versus specialty which includes military.

Russ Silvestri—Skiritai Capital—Analyst

Okay.

Neil Wilkin—Optical Cable Corporation—President and CEO

And both of those areas are up substantially, both in the third quarter and in the year-to-date numbers. We are seeing some softness, some noise in the marketplace, if you will, at the distribution level of things slowing. We just have not experienced that so far.

Russ Silvestri—Skiritai Capital—Analyst

My last question would be, do you have any idea of inventory at distribution beginning of the quarter versus the end of the quarter?

Neil Wilkin—Optical Cable Corporation—President and CEO

No. I can’t specifically speak to that, but what I can tell you is traditionally that’s not an issue for us. In other words, distributors are typically fairly aggressive about managing their inventory, so you don’t have these buildups of inventory that result in lower sales in a following period. We typically haven’t experienced fluctuations resulting from that sort of thing.

Russ Silvestri—Skiritai Capital—Analyst

Okay. Thank you.

Operator

Thank you. (OPERATOR INSTRUCTIONS). There appear to be no more questions at this time. I would now like to turn the floor over back to Andrew Siegel.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Thank you. Neil, we did not have any questions submitted by individual shareholders for this conference call so I will turn it back over to you for your closing remarks.

Neil Wilkin—Optical Cable Corporation—President and CEO

Okay. Well, I understand this is a challenging time on Wall Street with everything that’s going on in the financial industry. Fortunately, we haven’t had significant impact from that, from what’s going on in the financial side at Optical Cable, and hope that that continues. I would like to thank everyone for participating in today’s call and for your questions and interest in Optical Cable Corporation, and your continued support. Thank you.

Operator

Thank you. This concludes today’s Optical Cable conference call. You may now disconnect.